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                                                                    EXHIBIT 99.1

BLUE VALLEY BAN CORP                            NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128                CONTACT:
                                                Mark A. Fortino
                                                Chief Financial Officer
                                                (913) 338-1000

For Immediate Release Wednesday, October 12, 2005

            BLUE VALLEY BAN CORP REPORTS THIRD QUARTER 2005 EARNINGS

Overland Park, Kansas, October 12, 2005 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $1.6 million, or fully-diluted earnings per share of $0.67, for the third quarter of 2005, compared to net income of $533,000, or $0.23 per share for the same period in 2004. Net income for the nine months ended September 30, 2005 was $3.2 million or $1.34 per share, compared to $1.9 million or $0.82 per share for the same period in 2004.

"I'm very pleased with our financial results for the third quarter. We saw our net interest margin continue to increase and it's close to reaching what we consider an acceptable level for our Company. In addition, during the third quarter we refinanced a trust preferred issue and sold our old Olathe banking center facility. We expect both events to enhance our profitability going forward" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the third quarter of 2005, net interest income increased 37.3% to $5.9 million compared to $4.3 million for the same period in the prior year, primarily due to expansion of our net interest margin resulting from a higher yield on, and growth of, average earning assets. Noninterest income remained stable at $3.3 million during both this quarter and in the prior year quarter. Noninterest expense increased 3.1% to $6.6 million compared to $6.4 million in the prior year quarter, primarily due to increases in operational expenses.

For the nine-month period ending September 30, 2005, net interest income increased 29.1% to $16.1 million compared to $12.5 million for the same period in 2004, primarily due to expansion of our net interest margin resulting from a higher yield on, and growth of, average earning assets. Noninterest income decreased to $8.8 million during this period from $10.8 million in the prior year, a decrease of 18.4%, primarily due to lower mortgage loan origination volume. Noninterest expense increased slightly by 0.4% to $19.6 million compared to $19.5 million in the prior year period.

Total assets, loans and deposits at September 30, 2005 were $707.2 million, $513.9 million and $545.7 million, respectively, compared to $669.9 million, $477.8 million and $530.7 million one year earlier, respectively, increases of 5.6%, 7.6%, and 2.8%, respectively.

SALE OF OLD OLATHE PROPERTY

During September, the Company completed the sale of the Olathe property located on the northwest corner of Ridgeview and Santa Fe. This property used to be the location of the Olathe Banking Center until the Company moved it to a more suitable location across the street during 2001. The Company realized a $342,000 pre-tax gain on the sale of this property and this income is included in non-interest income for the quarter.


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REFINANCE OF TRUST PREFERRED SECURITIES

During the quarter, the Company completed the private placement of $11.5 million in trust preferred securities by a newly formed and wholly-owned trust subsidiary, BVBC Capital Trust III. The proceeds of the Debt Securities were used on September 30, 2005 to redeem, in whole, the Company's $11.5 million Junior Subordinated Debentures issued by BVBC Capital Trust I in July 2000. The Company expects this refinancing to reduce interest expense going forward.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
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                              BLUE VALLEY BAN CORP
                               THIRD QUARTER 2005
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
               (all dollars in thousands, except per share data)
                                  (unaudited)

Three Months Ended September 30                      2005                2004
Net interest income                               $  5,858             $  4,264
Provision for loan losses                               --                  400
Non-interest income                                  3,328                3,269
Non-interest expense                                 6,628                6,427
Net income                                           1,594                  533
Net income per share - Basic                          0.68                 0.23
Net income per share - Diluted                        0.67                 0.23
Return on average assets                              0.90%                0.32%
Return on average equity                             14.34%                5.16%

Nine Months Ended September 30
Net interest income                               $ 16,074             $ 12,454
Provision for loan losses                              155                1,050
Non-interest income                                  8,804               10,784
Non-interest expense                                19,583               19,501
Net income                                           3,194                1,924
Net income per share - Basic                          1.36                 0.84
Net income per share - Diluted                        1.34                 0.82
Return on average assets                              0.62%                0.40%
Return on average equity                              9.92%                6.27%

At September 30
Assets                                            $707,188             $669,892
Loans                                              513,924              477,761
Deposits                                           545,693              530,698
Stockholders' Equity                                45,124               42,028